Exhibit 99.1


                                                   [CELANESE LOGO]

                                Celanese AG        Corporate Center
                                Media Relations    Frankfurter Stra(beta)e 111
                                                   61476 Kronberg/Ts.
                                                   Germany
Press Information
                                                   Europe:
                                                   -------
                                                   Michael Kraft
                                                   Phone: +49 (0)69/305 14072
                                                   Telefax: +49 (0)69/305 36787
                                                   Email: M.Kraft@celanese.com

                                                   Phillip Elliott
                                                   Phone: +49 (0)69/305 33480
                                                   Telefax: +49 (0)69/305 36784
                                                   Email: P.Elliott@celanese.com

                                                   USA:
                                                   ----
                                                   Vance Meyer
                                                   Phone: +01 (972) 443 4847
                                                   Telefax: +01 (972) 443 8519
                                                   Email:VNMeyer@celanese.com

                                                   Date: August 3, 2004
Domination and profit and loss transfer
agreement with
BCP Crystal Acquisition GmbH & Co. KG
entered into Commercial Register

Extraordinary General Meeting approves
domination agreement and change in business year effective September 30, 2004




Kronberg, Germany: The domination and profit and loss transfer agreement between Celanese AG and BCP Crystal Acquisition GmbH & Co. KG was entered into the Commercial Register yesterday and can therefore become effective as of October 1, 2004. The agreement was approved by the necessary majority at the Extraordinary General Meeting on July 30/31, 2004. BCP is controlled by private equity funds which are advised by The Blackstone Group.

As part of the domination and profit transfer agreement, BCP will be offering cash compensation to shareholders to purchase their shares for (euro) 41.92 per registered share. Shareholders may accept this offer from the beginning of the new business year on October 1, 2004. The domination agreement gives shareholders at least three months to accept the offer.

BCP guarantees those shareholders who wish to retain their shares in Celanese AG a dividend in form of a cash payment of (euro) 2.89 per registered share for each full business year under effectiveness of the domination and profit and loss transfer agreement.


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Furthermore, the great majority of shareholders approved the change in the business year, and this change was also entered into the Commercial Register today. Thus, from September 30, 2004, onwards, the Celanese business year will begin on October 1 of a particular year and end on September 30 of the following year. A shortened business year will run from January 1, 2004 until September 30, 2004.



Celanese AG is a global chemicals company with leading positions in its key products and world class process technology. The Celanese portfolio consists of four main businesses: Chemical Products, Acetate Products, Technical Polymers Ticona and Performance Products. The Performance Products business consists of Nutrinova sweeteners and food ingredients In 2003, Celanese generated sales of around (euro) 4.1 billion with about 9,500 employees. The company has 24 production plants and six research centers in 10 countries mainly in North America, Europe and Asia. For further information please visit our website www.celanese.com


At the time the offer of cash compensation (Offer) described in this document is made available to Celanese AG shareholders, assuming the U.S. tender offer rules apply to the transaction, BCP Crystal Acquisition GmbH & Co. KG (BCP) will file a tender offer statement with the U.S. Securities and Exchange Commission (SEC) with respect to the Offer and Celanese AG will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer. Celanese AG shareholders are strongly advised to read the tender offer statement, the solicitation/recommendation statement on schedule 14D-9 and other relevant documents regarding the Offer filed by BCP or Celanese AG, as the case may be, with the SEC when they become available because they will contain important information. Celanese AG shareholders will be able to receive these documents, when they become available, free of charge at the SEC's website, www.sec.gov. Celanese AG shareholders will also be able to obtain documents filed by BCP in connection with the Offer free of charge from BCP and documents


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filed by Celanese AG in connection with the Offer free of charge from Celanese
AG. This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Celanese AG.



For holders of Celanese AG ordinary shares in the United States:

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities. None of the transactions contemplated as a result of the domination and profit transfer agreement has been or will be registered under the U.S. Securities Act of 1933, as amended. No securities referred to herein may be offered or sold in the United States or to a U.S. person absent registration under such act or any applicable exemption from the registration requirements of such act.